Exhibit 99.1

SapientNitro Acquires DAD

-- A Leader in Real-Time Marketing --

BOSTON & LONDON--(BUSINESS WIRE)--September 8, 2011--SapientNitro℠, part of Sapient® (NASDAQ: SAPE), today announced the acquisition of DAD, a leading independent digital and direct marketing agency headquartered in London. The acquisition is valued at £26 million in cash plus additional incentives.

DAD brings a unique approach and successful track record that helps marketers engage and acquire customers in a multi-channel, digitally driven world. As today’s marketplace creates both a real-time marketing and real-time sales environment, DAD brings a proprietary measurement framework and process to help ensure that marketing efforts generate the maximum return.

“Today’s consumers are exhibiting an ability and desire to move from browsing to shopping to buying in seconds,” said Sapient CEO Alan J. Herrick. “Linear marketing models no longer apply. Mobility is breaking down channel boundaries and significantly impacting how companies align marketing and sales activities. DAD has proven its ability to perform highly targeted strategies, tactics and measurement to drive consumer action in the moment.”

“In this complex, digitally enabled world, brand marketers must not only deliver high-impact creative, but also measurable creative that generates results,” said Ray Fine, founder and CEO of DAD. “Targeting consumers and identifying the winning formula for attracting their attention are more important than ever. At DAD, we have developed a proprietary framework to adjust marketing efforts on a real-time basis, keeping constant pressure on customer engagement and marketing ROI. This combination of digital immersion and direct response accountability has been our successful formula. I am thrilled to join SapientNitro, which is leading the way in today’s digitally disrupted world.”

DAD has been delivering results-driven, award winning direct response marketing for nearly 20 years. The company’s client roster includes some of the world’s largest and most sophisticated direct and digital marketers, such as GSK, Sky, and Vodafone.

“As brands continue to look for ideas and experiences to engage their target customers in an increasingly real-time marketing and sales environment, SapientNitro is building on our leadership position in multi-channel marketing and multi-channel commerce,” said Nigel Vaz, managing director of SapientNitro in the UK. “Our idea engineering approach, now enhanced by DAD’s real-time marketing capability, enables SapientNitro to create a one-of-a-kind, real-time communications and commerce offering to both engage consumers and sell products for clients.”

DAD employs approximately 200 people in London, Amsterdam, and Munich. Mr. Fine will join the SapientNitro European management team and will report to Mr. Vaz. DAD will adopt the SapientNitro brand in the marketplace.

Safe Harbor Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward looking statements include statements regarding the anticipated benefits of the DAD acquisition, including its financial, business and strategic impact, and our expectations regarding DAD management, as well as statements using the words “expect”, “anticipate”, “intend”, “will”, and similar words. Actual results could differ materially from management’s expectations. A number of factors could cause actual events to differ materially from those indicated, including, without limitation: the market size and opportunity within the direct and digital marketing industry; the continued acceptance of SapientNitro’s services and the demand for the services of the combined SapientNitro and DAD enterprise upon the anticipated completion of the acquisition; a reduction in the demand for SapientNitro’s services in light of the current economic environment; SapientNitro’s ability to accurately set fees for and complete its current and future client projects on a timely basis, successfully manage risks associated with its international operations, manage its growth and projects effectively, successfully integrate and achieve anticipated benefits from acquisitions, and continue to attract and retain high-quality employees; and other risk factors set forth in Sapient Corporation’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

About DAD

DAD is a creative agency with a commercial mindset. We plan, create and deliver digital and direct marketing campaigns across direct-response TV, press, inserts, door-drops, outdoor, radio, point-of-sales, and other traditional media. Digitally, we plan, develop and manage web builds, applications, and campaigns across social media, display, email and mobile. Our core differentiator is our ability to join it all up: online and offline, channels, disciplines, brand and sales, customer acquisition and customer marketing. Through an integrated approach, we help our clients increase market share, market penetration, net growth, and profitability.

About SapientNitro

SapientNitroSM, part of Sapient®, is an integrated marketing and technology services firm. We create and engineer highly relevant experiences that accelerate business growth and fuel brand advocacy for our clients. By combining multi-channel marketing, multi-channel commerce, and the technology that binds them, we influence customer behavior across the spectrum of content, communication and commerce channels, resulting in deeper, more meaningful relationships between customers and brands. SapientNitro services global leaders such as Citi, The Coca-Cola Company, Mars, Singapore Airlines, Target, and Vodafone through our operations in North America, Europe, and Asia-Pacific. For more information, visit www.sapientnitro.com or follow us on Twitter @sapientnitro.

Sapient is a registered service mark of Sapient Corporation

CONTACT:
Sapient
David LaBar, +1 646-478-9846
dlabar@sapient.com
or
Persuasion Communications
Jane Austin, +44 7989 953 938
jane@persuasioncomms.com